Exhibit 2

CAPITAL STOCK EXCHANGE AGREEMENT

THIS CAPITAL STOCK EXCHANGE AGREEMENT is made as of the 8th day of September, 2017, by and among Genesis Financial, Inc., a Wyoming corporation (“Parent”), EPOINT Payment Corp., a Delaware corporation (“Sub”). Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

WHEREAS, Parent and Sub believe that it is desirable and in their mutual best interests that Parent acquire 100% of the issued and outstanding stock of Sub for consideration consisting of shares of Parent Common Stock (defined in Section 2.2) upon the other terms and conditions set forth herein, which upon consummation of such exchange would make Sub a wholly owned subsidiary of Parent; and

WHEREAS, it the intention of the Parties that:  (i)  Parent shall acquire 100% of the Sub Common Stock and Sub Preferred Stock (defined in Section 3.2) in exchange solely for the amount of Parent Common Stock set forth herein; (ii) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code; and (iii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement and under the applicable securities laws of the states or jurisdictions where the Shareholders reside;

NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements the “Parties agree as follows:

ARTICLE I

THE TRANSACTION

1.1  The Transaction.  On the Closing Date, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement all of the shareholders of Sub (“Sub Shareholders”) shall exchange, sell, assign, and transfer to Parent each of their shares of Sub Common Stock and Sub Preferred Stock for newly issued treasury shares of Parent Common Stock and all of the  holders of Sub Warrants (defined in Section 3.2(d)) shall exchange their Sub Warrants for Parent Warrants (defined in Section 1.2 (c)). The events set forth in this foregoing Section 1.1 shall be referred to herein as the “Transaction”.

1.2  Consideration.

(a) Subject to the terms of this Agreement and in reliance on the representations and warranties of Sub herein and of the Sub Shareholders and Sub Warrant holders set forth in Schedule I, at the Closing the Parent shall deliver (i) to the Sub Shareholders 8,231,536 shares of the Parent Common Stock, and (ii) the Parent Warrants to the holders of Sub Warrants (jointly the “Consideration”), free and clear of all liens and encumbrances.

(b)  Prior to the Closing, Sub shall deliver a schedule to Parent, which shall set forth the names of the Sub Shareholders and Sub Warrant holders and their portion of the Consideration, payable to each of them as of the Closing Date. All shares of Parent Common Stock issued upon the surrender and exchange of shares of Sub Common Stock or Sub Preferred Stock, as the case may be, in accordance with the terms hereof shall (i) contain a restricted securities legend in compliance with the Securities Act, and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Sub Common Stock or Sub Preferred Stock.

(c)  At Closing the holders of Sub Warrants shall cancel  their Sub Warrants and receive from the Parent  the same number of warrants to acquire Parent Common Stock with an exercise price of $3 per warrant share and an exercise period of ten years. The form of such warrant shall be agreed to by the Parties (the “Parent Warrants”).

1.3  Tax Treatment. The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder.  In order to ensure compliance with said provisions, the Parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

1.4  Closing.  The closing of the Transaction (the “Closing”) shall take place through electronic exchange of documents and through the physical delivery of the required share certificates and warrants to the Sub, no later than December 31, 2017, or such earlier date to be set by the Parties.  The date and time on which the closing occurs shall be the ‘Closing Date’.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as otherwise indicated in the due diligence request list of Parent which has been previously provided to Sub (the "Parent Disclosure Letter”), Parent represents and warrants to Sub, that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

2.1  Organization.

(a)  Parent is a corporation validly existing and in good standing under the laws of the State of Wyoming and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Parent is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

2.2  Capitalization.

(a)  Parent's authorized capital stock consists of (i) One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (the “Parent Common Stock”); (ii) Ten Million (10,000,000) shares of Preferred Stock,par value $0.001 per share (the “Parent Preferred Stock”). All of the Parent Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

(b)  Prior to actions contemplated by the Reverse Stock Split (defined in Section 4.7) there are 17,594,992 shares of Parent Common Stock issued and outstanding, no shares of Parent Preferred Stock are issued and outstanding, and no shares of Parent Common Stock are held in the treasury of Parent. All of the issued and outstanding shares of Parent Common Stock were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(c)  Currently and as of the Closing Date, there are no outstanding (A) options, warrants, or other rights to purchase from Parent any shares of Parent; (B) debt securities or instruments convertible into or exchangeable for shares of Parent; or (C) Except as disclosed in paragraph 2.8 of the Parent Disclosure Letter, commitments of any kind for the issuance of additional shares or options, warrants or other securities of Parent.

2.3  No Subsidiaries.  Except as set forth in paragraph 1.3 of the Parent Disclosure Letter, Parent does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

2.4  Authorization.  Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent and, except for approval of the stockholders of Parent, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Parent is a party constitute the valid and legally binding obligations of Parent enforceable against Parent in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Parent of this Agreement and the agreements provided for herein, and the consummation by Parent of the transactions contemplated hereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Parent certificate of or incorporation, as amended, or Parent bylaws, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator;

(ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Parent pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to Parent is a party or by which Parent or any of their respective properties is or may be bound; or (iii) to Parent's Knowledge, violate the provisions of any law, rule or regulation applicable to Parent, except where such violation would not reasonably be expected to have an Material Adverse Effect.

2.5  No Conflict.  The execution and delivery of this Agreement by Parent does not require any consent or approval under, result in any breach of, result in any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of Parent pursuant to any material agreement of Parent, or other instrument or obligation of Parent.

2.6  Valid Issuance of the Parent Stock.  Upon the effectiveness of the Reverse Stock Split, the Parent Common Stock to be issued to the Shareholders as the Consideration will be duly authorized, validly issued, fully paid and non-assessable, free and clear from all taxes and liens, claims and encumbrances (except the applicable securities Laws), and will not be subject to any preemptive rights or similar rights.

2.7   SEC and State Securities Law Filings.

(a)  Parent is a voluntary Section 15(d) reporting company and is not required to file any periodic reports with the SEC. Parent has filed all forms, reports and documents, as otherwise would be required by a mandatory filer, voluntarily with the SEC and, or as permitted or commented by the SEC Staff (the "Exceptions") and any state securities administrators since formation of Parent. At the time filed, except as permitted and noted by the SEC Staff in various comment letters, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the financial statements, subject to the Exceptions, (including, in each case, any related notes) contained in Parent’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of Parent as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. Parent maintains a standard system of accounting established and administered in accordance with GAAP.

(c)  There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC filings. To Parent’s knowledge, none of the SEC reports is the subject of ongoing review or outstanding SEC investigation.

(d)  On Closing, Parent will prepare and timely file a Current Report on Form 8-K setting forth the required information concerning this business combination transaction.  This report may include Form 10 type disclosures on Form 8-K.

2.8  Undisclosed Liabilities. Except as set forth on Parent's balance sheet dated June 30, 2017, as set forth in Parent's Quarterly Report on Form 10-Q for the period ended June 30, 2017, as filed with the SEC, Parent has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $10,000. Other than as disclosed Parent Disclosure Letter Since June 30, 2017, Parent has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Parent having or which reasonably could be expected to have a Material Adverse Effect on Parent. Since June 30, 2017, there has not been (i) any change by Parent in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by Parent of any of its assets, including, without limitation, any write-down of the value of any assets or (iii) any other action or event that would have required the consent of any other party hereto pursuant to of this Agreement had such action or event occurred after the date of this Agreement

2.9  Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or, to Parent 's Knowledge, threatened against or involving Parent, (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Parent 's Knowledge enjoining or requiring Parent to take any action of any kind with respect to its business, assets or properties.

2.10      Exemption From Registration.

(a)  Subject to the accuracy of the representations to be made by the Sub Shareholders in consent agreements  to be delivered by Sub Shareholders at or prior to Closing(as required by section 6.2.7 herein), Parent Common Stock to be issued to the Sub Shareholders will be exempt from registration under the Securities Act and applicable state securities laws.

(b)  On Closing, Parent will prepare and file a Form D with the SEC, with copies of the Form D and filing fees, if any,  to any relevant state securities authorities.  It is the intent of the Parent and Sub that the share exchange transaction will be exempt from Section 5 of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and Regulation D, Rule 506(b), by virtue of the private nature of the exchange offering.

2.11  Bad Actor Disqualification.

Since September 23, 2013, no person affiliated with Parent (a "Covered Person")  has engaged in any disqualifying event as set forth in Regulation D Rule 506(c).

2.12  Pre-Existing Mandatory Disclosure Events.

Two Covered Persons of Parent are required to disclose historic events under the "look back" provisions of Regulation D Rule 506(c).  These disclosures are contained in paragraph 1.6 of the Parent Disclosure Letter.

2.13  Title to Assets.

(a)  Parent has valid interests in, all real property and personal property and other assets, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of liens except for the following encumbrances:

(i)  those items set forth in paragraph 1.4 of the Parent Disclosure Letter;

(ii)  liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Parent’s balance sheets;

(iii)  mechanics, carriers,’ workmen’s, repairmen’s or other statutory liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Parent;

(iv)  easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of Parent; or

(v)  liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Parent.

2.14  Insurance. Paragraph 9.9 of the Parent Disclosure Letter sets forth a listing of all current Parent insurance policies. To Parent 's Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for Parent's business, and to Parent's Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

2.15  Tax Matters. Parent has timely filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed. Parent has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of Parent are currently in progress nor threatened and no deficiencies have been asserted or, to Parent’s Knowledge, assessed against Parent as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened. All Taxes required to be withheld on or prior to the date hereof from employees for income taxes, social security taxes, unemployment Taxes and other similar withholding taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

2.16  Books and Records. The general ledger and books of account of Parent, all minute books of Parent, all federal, state and local income, franchise, property and other tax returns filed by Parent, all reports and filings with the SEC by Parent, as required to be maintained under the laws of the State of Wyoming or otherwise, all of which have been made available to Sub, are in all material respects complete and correct, unless otherwise disclosed and have been maintained in accordance with good business practice and in accordance with all applicable procedures.

2.17  Contracts and Commitments. There are no material Contracts to which Parent is a party other than those specified in paragraph 6.1 and 9 of the Parent Disclosure Letter. As of the Closing the Parent shall not be a party any material Contracts.

2.18  Compliance with Laws. Parent has all requisite licenses, permits and certificates from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have a Material Adverse Effect. To Parent's knowledge, Parent is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

2.19  Indebtedness to and from Affiliates. As of the Closing Date, Parent shall not be indebted, directly or to its knowledge indirectly, to any officer, director or stockholder of Parent in any amount, and no such person is indebted to Parent.

2.20  Banking Facilities. Section 11.4 of the Parent Disclosure Letter sets forth a true, correct, and complete list of: (i) each bank, savings and loan or similar financial institution in which Parent has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by Parent thereat; and (ii) the names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.

2.21  Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Parent and that are necessary for the execution and delivery by Parent of this Agreement or any documents to be executed and delivered by Parent in connection therewith have been obtained and satisfied.

2.22  No Brokers. No broker or finder has acted for Parent in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Parent.

2.23  Disclosure. The information concerning Parent set forth in its reports and filings with the SEC, this Agreement, the exhibits and letters hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable), to the Parent's knowledge, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

2.24  Tax Treatment. To the Parent's knowledge, Parent has not taken or agreed to take action that would prevent the Transaction from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

2.25  Investment Company. Parent is not and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

2.26  Employees. Except as set forth paragraph 8 of the Parent Disclosure Letter there are no employment, consulting, severance, or indemnification arrangements, agreements or understandings between Parent, on the one hand, and any current or former directors, officers, or other employees of Parent, on the other hand.  Parent is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age.

2.27 Foreign Corrupt Practices Act. In connection with its business, to the Parent's knowledge, Parent has complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no Action, investigation, inquiry charge, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

2.28  No Pension Plan. The Parent has not and does not maintain a Pension Plan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUB

Except as otherwise indicated in the letter (which letter is arranged in paragraphs corresponding to the numbered and letter paragraphs contained herein) which has been previously provided to Sub (the "Sub Disclosure Letter”), Sub represents and warrants to Parent, that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

3.1  Organization. Sub is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Except as set out in paragraph 3.1 of the  Sub Disclosure Letter, Sub is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2  Capitalization’ Ownership o f Shares.

(a)  Sub's authorized capital stock consists of (i) 15,000,000 shares of Class A Voting Common Stock, with a par value of $0.001 per share (the “Class A Voting Common Stock” of “Sub Common Stock”), (ii) 4,000,000 shares of Class B Non-Voting Common Stock, with a par value of $0.001 per share (the “Class B Non-Voting Common Stock”); and (ii) 6,000,000 shares of Preferred Stock, with a par value of $0.001 per share (the “Sub Preferred Stock”).

(b)  There are 10,000,000 shares of Sub Common Stock issued and outstanding, no shares of Class B Non-Voting Common Stock issued, and 1,690,000 shares of Sub Preferred Stock issued and outstanding.  No shares of Sub are held in the treasury of Sub. All of the issued and outstanding shares of Sub were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state,  federal and, or foreign securities laws.

(c)  There are currently convertible loan agreements (the “Notes”) convertible into 100,000 shares of Sub Common Stock and no other securities or instruments convertible into or exchangeable for shares of Sub. All debt securities were issued in compliance with all applicable state, federal and, or foreign securities laws.  Prior to Closing the sub intends to issue additional Notes convertible into an additional 500,000 shares of Sub Common Stock. Prior to Closing all Note holders shall have converted their Notes to Sub Common Stock.

(d)  There are currently 845,000 warrants issued to acquire shares of Sub Common Stock and the Sub anticipates issuing another 1,970,250 such warrants prior to Closing (the “Sub Warrants”). There are no other issued options, warrants, or other rights to purchase from Sub any capital stock of Sub.

(e)  Prior to Closing the Sub intends to enter into loan agreements and issue promissory notes scheduled to mature in December 2018 for the aggregate principal amount of $3.5 million bearing interest at 10% per annum. By the terms thereof, the principal and interest thereunder is convertible at the option of the holder into Sub shares at a specified price and mandatorily convertible into Parent shares upon a public offering of Parent securities post Closing at a price per share equal to 70% of the effective per share price at such offering or if there is no such offering on or before the maturity date of such notes, at a price per share equal to 70% of the five day trading price of the Parent shares immediately preceding the maturity date.

3.3  Authorization. Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Sub, and, except for agreement of the stockholders of Sub, no other corporate proceedings on the part of Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Sub is a party constitute the valid and legally binding obligations of Sub, enforceable against Sub in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Sub of this Agreement and the agreements provided for herein, and the consummation by Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Sub certificate of incorporation, as amended, or Sub bylaws, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Sub is a party or by which Sub or any of its properties is or may be bound; or (iii) to Sub's Knowledge, violate the provisions of any law, rule or regulation applicable to Sub, except where such violation would not reasonably be expected to have a Material Adverse Effect.

3.4  No Conflict. The execution and delivery of this Agreement by Sub does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under; give to others any right of termination, vesting, amendment, acceleration or cancellation of; or result in the creation of any lien or encumbrance on any property or asset of Sub pursuant to any material agreement of Sub or other instrument or obligation of Sub.

3.5  Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or, to Sub’s Knowledge, threatened against or involving Sub (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Sub’s Knowledge enjoining or requiring Sub to take any action of any kind with respect to its business, assets or properties.

3.6  Unaudited Financial Statements.

(a)  Sub will provide unaudited financial statements which are true, correct, and complete copies of its unaudited balance sheets, statement of operations, cash flows, changes in shareholder equity and footnotes dated as of December 31, 2015 and 2016 if closing before December 31, 2017, or dated as of December 31, 2016 and 2017, if closing on or after December 31, 2017 (the “Sub Unaudited Accounting Date”), together with requisite and related statements of operations, balance sheets, cash flows, and changes in shareholder’s equity and footnotes for the fiscal quarters preceding the Closing, (collectively, the “Sub Unaudited Financial Statements”).

The Sub Unaudited Financial Statements will:

(i)  be in accordance with the books and records of Sub;

(ii)  present fairly in all material respects the financial condition of Sub as of the respective dates indicated and the results of operations for such periods; and

(iii)  have been prepared in accordance with GAAP.

(b)  As of delivery of Sub Unaudited Financial Statements to Purchaser Sub will not have received any advice or notification from its certified public accountants that Sub has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Sub Unaudited Financial Statements or the books and records of Sub, any properties, assets, liabilities, revenues, or expenses.  The books, records, and accounts of Sub accurately and fairly reflect, in reasonable detail, the assets, and Liabilities of Sub.

3.7  Absence of Undisclosed Liabilities.  Except as will be disclosed in the Sub Unaudited Financial Statements, Schedules and Documents, Sub has no material liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)  are not set forth in the Sub Unaudited Financial Statements or have not heretofore been paid or discharged;

(b)  did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Sub; or

(c)  have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Sub Unaudited Financial Statements.

3.8

Audited Financial Statements.

(a)  Within 75 days of the Closing, Sub will present to Parent the Sub Audited Financial Statements set forth in subparagraph (b) below:

(b)  Sub will provide audited financial statements which are true, correct, and complete copies of its audited balance sheets, statement of operations, cash flows, changes in shareholder equity and footnotes dated as of December 31, 2015 and 2016 if closing before December 31, 2017, or dated as of December 31, 2016 and 2017, if closing on or after December 31, 2017 (the “Sub Accounting Audit Date”), together with requisite and related statements of operations, balance sheets, cash flows, and changes in shareholder’s equity and footnotes for the fiscal quarters preceding the Closing, (collectively, the “Sub Audited Financial Statements”).

3.9  Title to Assets.

(a)  Sub has valid interests in, all real property and tangible and intangible personal property and other assets, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of liens except for the following encumbrances:

(i)  those items set forth in paragraph 3.9 of the Sub Disclosure Letter;

(ii)  liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Sub’s balance sheets;

(iii)  mechanics, carriers,’ workmen’s, repairmen’s or other statutory liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Sub;

(iv)  easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of Sub; or

(v)  liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Sub.

3.10  Intellectual Property.

(a)  Except as disclosed in the paragraph 3.10 of the Sub Disclosure Letter (i)  the Sub owns or possesses sufficient rights to use all patents, patent rights, trademarks, copyrights, licenses, inventions, manufacturing processes, design process, logos, trade names, hardware designs, programming processes, software, trade secrets, trade names and know-how (collectively, “Intellectual Property”) that are necessary for the conduct of its business as now conducted or as proposed to be conducted except where the failure to currently own or possess would not have a Material Adverse Effect, (ii)  the Sub to its knowledge is not infringing and has not received any notice of, or has any knowledge of, any asserted infringement by the Sub of any rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, would have a Material Adverse Effect, and (iii) the Sub has not received any notice of, or has any knowledge of, infringement by a third party with respect to any Intellectual Property rights of the Sub that, individually or in the aggregate, would have a Material Adverse Effect.

(b)  Paragraph 3.10 of the Sub Disclosure Letter lists all United States, state and foreign registrations or applications for Sub owned Intellectual Property.

(c)  The Sub has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

3.11  Insurance. Paragraph 3.10 of the Sub Disclosure Letter sets forth a listing of all current Sub insurance policies. To Sub's Knowledge, all current insurance policies are in full force and effect, and to Sub's Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

3.12  Compliance with Laws. To Sub’s Knowledge, and except as noted in paragraph 3.12 of the Sub Disclosure Letter, Sub is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

3.13  Bad Actor Disqualification.  Since September 23, 2013, no person affiliated with Sub, defined as a "Covered Person",  has engaged in any disqualifying event as set forth in Regulation D Rule 506(c).

3.14  No Brokers. No broker or finder has acted for Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of Sub.

3.15  No Subsidiaries. Except as noted in paragraph 3.15 of the Sub Disclosure Letter, Sub does not have any Subsidiaries.

3.16  Tax Matters. Sub has timely filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed. Sub has paid all taxes, interest, penalties, assessments, and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes.

3.17  Books and Records. To Sub’s Knowledge, the general ledger and books of account of Sub, all minute books of Sub, all federal, state and local income, franchise, property and other tax returns filed by Sub, all of which have been made available to Parent, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures as a private company.

3.18  Foreign Corrupt Practices Act. In connection with its business, Sub has complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no Action, investigation, inquiry charge, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

3.19  Disclosure. The information concerning Sub set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

3.20  Employees.  Except as set forth in paragraph 3.20 of the Sub Disclosure Letter there are no employment, consulting, severance, or indemnification arrangements, agreements or understandings between Sub, on the one hand, and any current or former directors, officers, or other employees of Sub, on the other hand.

3.21  No Pension Plan. The Sub has not and does not maintain a Pension Plan.

3.22

Contracts.

(a) Except as set forth on paragraph 3.22 of the Sub Disclosure Letter, as of the date hereof, the Company is not a party to any written Contract:

(b)  Each such Contract (each, a “Material Contract”) is in full force and effect and constitutes the legal, valid and binding obligation of the Sub and is enforceable in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.  As of the date hereof, neither the Sub, nor to Sub’s Knowledge, any other party to any Material Contract, is in breach of, or in default under such Material Contract.  To the Knowledge of Sub, as of the date hereof, no party has given any written notice of termination or cancellation of any Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Material Contract as a result of the transactions contemplated hereby. The Sub has made available to Parent a true and complete copy of each Material Contract, as in effect on the date hereof.

(c)  No Person is currently renegotiating any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

3.23  Absence of Certain Changes or Events. Except as set forth in this Agreement or the Schedules, since August 31, 2017, there has been no material change in the business and assets of Sub  and to the Sub's knowledge, Sub  has not become subject to any law or regulation which materially and adversely affects, the business, operations, properties, assets, or condition of Sub.

ARTICLE IV

PARENT’S COVENANTS

4.1  Affirmative Covenants.  Subject to the terms and conditions hereunder, from the date hereof through the Closing Date, Parent shall use its reasonable efforts to take every action reasonably required in order to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of Sub in this Agreement are and remain true and accurate and that the covenants and agreements of Sub in this Agreement are honored.

4.2  Access and Information.  Parent shall afford to Sub, and its accountants, counsel and other representatives, reasonable access during normal business hours throughout the period prior to the Closing to all of Parent’s properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel.

4.3  Cooperation.  Parent will use its reasonable efforts to cooperate with Sub and its counsel, accountants and agents in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by Sub. Without limiting the generality of the foregoing, Parent and its authorized representatives agree to cooperate fully with Sub and to execute and deliver or cause to be executed and delivered at all reasonable times and places such additional instruments and documents as Sub may reasonably request for purposes of carrying out the intent and purpose of this Agreement, including without limitation, in connection with the preparation and filing of any filings required under any Federal, state, county, local or municipal law relating to the Transaction contemplated herein.

4.4  Expenses.  Whether or not the Transaction is consummated, Parent shall bear all costs and expenses incurred by Parent in connection with this Agreement and the Transaction contemplated hereby, including, without limitation, all fees and disbursements of counsel and auditors in connection with the preparation and filing of all SEC documents, all past due fees and disbursements of the Parent’s transfer agent, all fees and disbursements of counsel to the Parent in connection with the preparation, negotiation and consummation of this Agreement.

4.5  Updating of Exhibits and Disclosure Documents.  Parent shall notify Sub of any changes, additions or events which may cause any change in or addition to any Schedules delivered by it under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Schedules. No notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Sub specifically agree thereto in writing.  Nor shall any such notification be considered to constitute or give rise to a waiver by Sub of any condition set forth in this Agreement.

4.6  Conduct of Business. Except as contemplated by this Agreement or as otherwise agreed in writing by the Parties, during the period from the date hereof to the Closing, Parent will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization. Except as otherwise expressly provided in this Agreement or in the Parent Disclosure Schedule, prior to the Closing, without the prior written consent of Sub, Parent shall not do any of  the following:

(i)  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights);

(ii)  except for the contemplated Reverse Stock Split, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(iii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent;

(iv)  (A) incur or assume any long-term or short-term debt or issue any  debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (C) make any loans, advances or capital contributions to, or investments in, any other person; (D) pledge or otherwise encumber shares of capital stock of Parent; or (E) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due);

(v)  except as contemplated in this Agreement, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(vi)  except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(vii) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement  other  than   in  the  ordinary   course  of  business   consistent   with   past   practice; (C) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000;

(viii)  make any tax election or settle or compromise any income tax liability material to Parent;

(ix)  settle or compromise any pending or threatened suit, action or claim which (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which could have a Material Adverse Effect on Parent;

(x)  form any subsidiary, enter into any contract, issue any dividends, hire any employees, etc.; or

(xi)  take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the Parent contained in this Agreement untrue or incorrect.

4.7  Reverse Stock Split.  Prior to the Closing, Parent shall take all actions necessary or desirable to implement a reverse stock split, with a ratio of twenty-to-one [20:1] (the “Reverse Stock Split”). No fractional shares will be issued and each Parent shareholder who would otherwise be entitled to fractional shares shall be entitled to receive the next higher whole number of shares of Parent Common Stock. The Parties hereto agree that, after giving effect to the Reverse Stock Split prior to the Closing, there shall be approximately 879,750 shares, as determined by Columbia Stock Transfer Company, of Parent Common Stock issued and outstanding.

4.8  Parent’s Board of Directors & Officers. Simultaneously with the Closing, Parent shall cause the existing members of the board of directors to appoint (i) Gary Larkin as a member and as chairman of the board of directors of Parent and as the chief executive officer of the Parent, (ii)a nominee of Whitestone Investment Network, Inc. being Roy Rose or another individual agreed to by parties as a member of the board of directors of Parent. Following such appointments, Parent shall cause each current director of Parent other than John Coghlan, and all existing officers to tender his/her resignation letter, to be effective at the Closing.

ARTICLE V

COVENANTS OF SUB

5.1  Affirmative Covenants.  From the date hereof through the Closing Date, Sub will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of Parent in this Agreement are and remain true and accurate and that the covenants and agreements of Parent in this Agreement are honored.

5.2  Access and Information.  Sub shall afford to Parent and to Parent’s accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of Sub’s properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel.

5.3  Cooperation.  Sub will cooperate with Parent and its counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by Parent.  Without limiting the generality of the foregoing, Sub agrees to cooperate fully with Parent and its authorized representatives and to execute and deliver or cause to be executed and delivered at all reasonable times and places such additional instruments and documents as Parent may reasonably request for purposes of carrying out the intent and purpose of this Agreement, including without limitation, in connection with the preparation and filing of any filings required under any Federal, state, county, local or municipal law relating to the Transaction contemplated herein.

5.4  Expenses.  Except as set forth herein, whether or not the Transaction is consummated, Sub shall bear all costs and expenses incurred by Sub in connection with this Agreement and the Transaction, including, without limitation, all fees and disbursements of counsel to the Sub in connection with the preparation, negotiation and consummation of this Agreement.

5.5  Updating of Exhibits and Disclosure Documents.  Sub shall notify Parent of any changes, additions, or events which may cause any change in or addition to any Letters delivered by them under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to Parent.  No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Parent specifically agree thereto in writing.  Nor shall any such notification be considered to constitute or give rise to a waiver by Parent of any condition set forth in this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1  Conditions to Obligation of Sub.  The obligation of Sub to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Sub shall waive such fulfillment:

6.1.1  This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction;

6.1.2  There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court which prohibits the consummation of the Transaction;

6.1.3  Parent shall have performed in all material respects each of its agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Transaction;

6.1.4  The representations and warranties of Parent set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of Sub, do not materially and adversely affect the business or condition (financial or otherwise) of Parent, as of the Closing as if made as of such time; and

6.1.5  Sub shall have received, on and as of the Closing Date, such  closing documents and instruments Sub shall reasonably request, in each case reasonably satisfactory in form and substance to Sub’s counsel.

6.1.6  The Parent shall have discharged all debt owing or guaranteed (or be released from any such guarantees) by Parent and shall have transferred to third parties ownership of any and all assets of Parent such that post Closing the Parent shall have no debt and the only assets owned by Parent shall be Class A Voting Common Stock. The Parent shall not be party to any contracts.

6.1.7  Sub will have received a legal opinion, dated as of the Closing Date, from counsel for Parent,  which opinion shall be in the form and substance reasonably satisfactory to Sub and its counsel, that the Consideration to be issued to the Sub Shareholders will be exempt from registration under the United States Securities Act of 1933, as amended and applicable state securities laws.

6.2  Conditions to Obligation of Parent. The obligation of Parent to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Parent shall waive such fulfillment:

6.2.1  This Agreement and the Transaction shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, lessors, and stockholders) required by law to consummate the Transaction;

6.2.2  There shall not be in effect a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of the Transaction.

6.2.3  Sub shall have performed in all material respects their agreements and obligations contained in this Agreement required to be performed on or prior to the Closing;

6.2.4  No material adverse change shall, in the reasonable judgment of Parent, have taken place in the business or condition (financial or otherwise) of Sub, other than those that result from the changes permitted by, and transactions contemplated by, this Agreement;

6.2.5  The representations and warranties of Sub set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of Parent, do not materially and adversely affect the business or condition (financial or otherwise) of Sub, as of the Closing Date as if made as of such time;

6.2.6  Parent shall have received, on and as of the Closing Date, such closing documents and instruments as Parent shall reasonably request, in each case reasonably satisfactory in form and substance to Parent and its counsel; and

6.2.7  Parent shall have received from each Sub Shareholder and holder of Sub Warrants an executed consent agreement  in the form agreed to by the parties. (All holders of Notes shall have converted their Notes to Sub Common Stock prior to Closing).

6.2.8  The Sub shall have received not less than $1.5 million aggregate principal amount in loans pursuant to the terms of section 3.2 (c and e) above.

ARTICLE VII

TERMINATION, AMENDMENT, WAIVER

7.1

Termination.  This Agreement and the Transaction may be terminated at any time prior to the Closing, whether before or after any approval by stockholders:

7.1.1  By mutual consent of the Parent and Sub;

7.1.2  By Sub, upon written notice to Parent, if the conditions set forth in Section 6.1 were not, or cannot reasonably be, satisfied on or before December 31, 2017 unless the failure of any such condition is the result of the material breach of this Agreement by Sub or the Shareholders;

7.1.3  By Parent, upon written notice to Sub, if the conditions set forth in Section 6.2 were not, or cannot reasonably be, satisfied on or before December 31, 2017 unless the failure of any such condition is the result of the material breach of this Agreement by Parent;

7.1.4  By Sub, if there was a material breach in any representation, warranty, covenant, agreement or obligation of Parent hereunder and such breach (provided it is curable and Parent promptly commences its effort to cure) shall not have been remedied on or before December 31, 2017; or

7.1.5  By Parent, if there was a material breach in any representation, warranty, covenant, agreement or obligation of Sub hereunder and such breach (provided it is curable and Sub and the Shareholders promptly commences its effort to cure) shall not have been remedied on or before December 31, 2017.

7.1.6  Effect of Termination.  If this Agreement is terminated pursuant to this Section 7.1, such termination shall be without liability of any Party, or any shareholder, member, partner, director, officer, employee, agent, consultant or representative of such Party, to any other Parties to this Agreement.

7.2  Amendment.  This Agreement may be amended in a writing signed by the Parties hereto at any time, but after the Transaction has been approved by the stockholders of Parent, no amendment shall be made which materially and adversely affects the rights of Parent or its stockholders without the further approval of such stockholders.

7.3  Waiver.  At any time prior to the Closing Date, any Party, and in the case of Parent or Sub by action taken by their respective Boards of Directors, may:

7.3.1  extend the time for the performance of any of the obligations or other acts of the other Parties hereto;

7.3.2  waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto; or

7.3.3  waive compliance by the other Parties with any of the agreements or conditions contained herein.

Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Arbitration.

(a) If any dispute between the parties arising under or relating to this Agreement cannot reasonably be resolved by the Parties through mutual negotiation, the Parties agree that the claim or dispute will be resolved by arbitration as set forth in this section.

(b)  If the dispute or claim cannot be resolved through mutual negotiation, the Parties agree that the matter will then be submitted to and decided by arbitration to be conducted in Las Vegas, Nevada. The arbitration shall be conducted by the American Arbitration Association (“AAA”) in accordance with the then-existing Commercial Arbitration Rules and Mediation Procedures (“Commercial Rules).  Either Party may contact the AAA to seek arbitration.  The AAA shall select a single arbitrator. Each Party shall bear its own expenses and attorneys’ fee incurred in connection with these dispute resolution procedures and will share equally the fees and expenses of the arbitrator, regardless of the outcome of the mediation or arbitration. The arbitration shall be conducted with 30 days after the first of either party contacts the AAA to request arbitration.  The arbitrator’s decision shall be made within 14 days after the arbitration.   There is no appeal for the arbitrator’s decision or award.  If the arbitrator determines a party has acted in bad faith, he/she shall be authorized to award costs and fees.

(c)  Should a Party not participate in arbitration, the non-participating party shall have a default award for the amount in dispute entered against it, plus costs of the participating party’s fees and expenses for the arbitration proceeding. This agreement to arbitrate waives any right to trial by jury.  There shall be no appeal.

(d)  In all instances of arbitration the party requesting that activity shall provide immediate notice via email and one-day courier (e.g., FedEx) to the addresses listed above.

8.2  Limitation. Notwithstanding any provision to the contrary herein, no Party will be entitled to recover, and no party shall be liable for, any incidental, consequential, exemplary, special, punitive or treble damages.

8.3  Notices.  All notices required or permitted under this Agreement will be in writing, and shall be deemed given when delivered (i) in person; (ii) by overnight courier, upon written confirmation of receipt; (iii) by certified or registered mail, with proof of delivery; (iv) by facsimile transmission with confirmation of receipt; or (v) by email (and shall be deemed delivered when leaving the network of the sending party provided that no out of office or other delivery failure message is received):

If to Parent:

Genesis Financial, Inc.

3773 W. Fifth Ave., Ste. 301

Post Falls, ID 83854

(208) 457-9442

Attn: John Coghlan, President

email: coghlanjr@bresnan.net

With a copy to:

Gregory M Wilson

Attorney at Law

P.O.Box 494

Greenacres, WA 99016

Tel. (509) 991-8575 (direct)

email: greg@wilsonlaw.us

If to Sub:

EPOINT Payment Corp.

170 S. Green Valley Parkway, Suite 300

Henderson, NV 89012

Attn: Gary Larkin

Email: glarkin@epointpayment.com

With a copy to:

Gerald Brounstein

Pearl Cohen Zedek Latzer Baratz LLP

1500 Broadway, NY, NY 10036

Email: GBrounstein@PearlCohen.com

8.4  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5  Miscellaneous.  This Agreement:

8.5.1  constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the Parties after the date hereof;

8.5.2  is not intended to confer upon any other person, other than to the Parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies hereunder;

8.5.3  shall not be assigned by operation of law or otherwise;

8.5.4  shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without regard to the principles of conflict of laws; and

8.5.5  shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, assigns, heirs and legal representatives;

8.6  Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile, which together shall constitute a single agreement.

8.7  Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such provision shall be valid and enforceable to the fullest extent permitted by law and such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

8.8

Survival.  All representations and warranties of each of the parties shall survive the transactions contemplated herein and shall remain operative and in full force and effect, regardless of any investigations at any time made by or on behalf of any party hereto, for a period of one (1) year after the Closing Date.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

EPOINT PAYMENT CORP.

GENESIS FINANCIAL INC.

     /s/ Gary Larkin

/s/ John Coghlan

By: ________________________

By: _________________________

Gary Larkin, CEO

John Coghlan, President

Annex A

“1933 Act” means the Securities Act of 1933, as amended, as of the Closing Date.

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first Person.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.  For purposes of this Agreement, each of the Shareholders and each member of each Shareholder’s immediate family shall be deemed to be an Affiliate of Sub.

“Knowledge” (or words of similar import), means that, after having conducted a reasonable due diligence review, the Party believes the statement to be true, accurate, and complete in all material respects.

“Closing” is defined in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended, and related rules and regulations thereunder.

“Contract” means any written or oral contract, agreement, intellectual property license, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “GAAP” means United States generally accepted accounting principles

 “IRS” means the Internal Revenue Service.

“Liabilities” means obligations, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time.

“Material Adverse Effect” or “Material Adverse Change” means with respect to any Person, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (a) the business, financial condition or results of operations of such Person and its Subsidiaries taken as a whole; or (b) the ability of such entity to consummate the Transaction contemplated by this Agreement.

“Pension Plan” shall mean a pension plan or employee pension benefit plan, as defined in Section 3(2) of ERISA and regulations adopted under ERISA or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the Transaction and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

 “SEC” means the Securities and Exchange Commission.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.